Exhibit 10.1

November 18, 2005

Mr. Terry Mackin

Executive Vice President

Hearst-Argyle Television, Inc.

888 Seventh Avenue - 27th Floor

New York, NY  10106

Dear Terry:

Reference is made to the Affiliation Agreement (“the Agreement”) between Hearst-Argyle Properties, Inc., as assignee and successor to Pulitzer Broadcasting Company (“Broadcaster”) and CBS, dated February 6, 1995, as amended, regarding the affiliation of television station WLKY-TV (“Station”), in Louisville, Kentucky, with the CBS Television Network.

You and we mutually agree in this Letter Agreement to the following amendments and additional terms and conditions of the Agreement:

1.               In order to clarify that Broadcaster’s “first call” rights to Network Programs extend to such programs in digital format, you and we agree that the initial words of Paragraph 1 of the Agreement prior to the start of Subparagraph 1(a) shall be  deleted and replaced by the following language:

“1.                                 Offer, Acceptance and Delivery of Network Programs

Broadcaster shall have a “first call”, as set forth below, on the program offerings of the CBS Television Network (“Network Programs”).  Such “first call” rights shall apply to Network Programs in both analog and digital format, it being understood that, with respect to digital broadcasting, “Network Programs” shall refer to the “Primary Network Feed”, which during the digital transition shall mean the digital version of those programs transmitted to CBS Affiliates for the purpose of analog broadcasting, and not to any additional program streams that may be transmitted by the Network (i.e., “multi-plexed” programming).”

In the event that CBS offers a Network multiplexed channel, Station shall have first call rights to such channel in Station’s DMA and CBS agrees to enter into exclusive good faith negotiations for thirty (30) days regarding the terms pursuant to which such multiplexed programming or ancillary data may be carried on Station.

2.               In order to clarify that Broadcaster’s network non-duplication protection rights  apply to digital as well as analog broadcasting of Network Programs, you and we agree that the words “in analog and digital formats” shall be inserted into the second line of Subparagraph 9(b) of the Agreement after the words “network programming”, so that the beginning of this subparagraph will read as follows:

“Broadcaster shall be entitled to exercise, within Affiliated Station’s Network Exclusivity Zone, the protection against duplication of network programming in analog and digital formats,”

Also, due to modification of the FCC’s regulations, you and we agree that the reference in the same Subparagraph 9(b) to “Section 76.92 through 76.97 of the  FCC rules” shall be amended to read “Sections 76.92 through 76.95 of the FCC rules.”

3.               In addition, you and we agree to the following additional terms and conditions which shall be made part of the Agreement:

Station will, to the same extent as the Agreement provides for carriage of Network programs on its analog channel, transmit on such DTV channel the digital feed of such Network Programs in the technical format, consistent with  the ATSC standards, provided by CBS, which shall be deemed to include the transmission by Station of all program related material, as defined below, provided by CBS which can be accommodated within a six MHz channel  carrying a data stream of up to 19.39 megabits per second.  It is expressly understood that this Agreement applies only to the Primary Network Feed in digital format of the program provided by the Network to its affiliated stations, together with any associated program related material, and that Broadcaster will in no event be required to carry additional Network digital programming (i.e., “multiplexed” programming).  Consistent with and subject to the foregoing, the Station shall have the right to use any available portion of its digital signal for the purpose of transmitting local programs or any other material; provided, however, that in the event that CBS proposes that the Station carry Network multiplexed programming or ancillary data which is not “program related material”, Broadcaster agrees to negotiate in good faith with CBS regarding the terms pursuant to which such multiplexed programming or ancillary data may be carried.  As used in this paragraph, “program-related material” shall mean (i) information and material of a  commercial or non-commercial nature which is directly related to the subject matter or identification of, or persons appearing in, the Network Programs, or to specific Network commercial advertisements or promotional announcements contained in the Network Programs, if such information or material is transmitted concurrently or substantially concurrently with the associated Network Program, commercial advertisement or promotional announcement,  (ii) closed-captioning information, (iii) program identification codes, (iv) program ratings information, (v) alternative language feeds related to the programming, (vi) video description information, and (vii) such other  material as may be essential to or necessary for the delivery or distribution of the Network Programs in digital format.

Notwithstanding the foregoing, it is understood by the parties that Station shall have the unfettered right to utilize for its own purposes a data stream of up to 5 megabits per second during the Term hereof.  It is understood by the parties; however, that Station will use its commercially reasonable efforts to carry the Network Programs and program-related material in the technical format as provided by CBS.

4.               Subject to the FCC’s Right to Reject under Section 73.658(e) of the FCC’s Rules, and superseding previous understandings regarding clearance of Network Programs, Station will provide and maintain full, in-pattern clearance of all Network Programs (or, any such program’s replacement) in all day-parts (including, but not limited to, Weekend Sports Network Programs), in accordance with the foregoing and the attached Schedule A. Station agrees to broadcast such Network Program in its entirety (including but not limited to commercial announcements, billboards, credits, public service announcements, promotional announcements and network identification), without interruption, alteration, compression, deletion or addition of any kind, from the beginning of the Network Program to the final system cue at the conclusion of the Network Program and not  to downgrade, delay, cancel or change time periods of any Network Program  without the written consent of CBS.  It is understood; however, that Station may utilize commercially available compression technology to compress the Network digital signal so long as, in the reasonable judgment of CBS engineers, it does not degrade the audio or picture quality detectable to viewers utilizing home digital television receivers nor impair the functionality of any program-related material.  Further, Station agrees (i) upon CBS’ discontinuance of the “co-op version” of THE EARLY SHOW, to provide live clearance of the “full-network” format of THE EARLY SHOW (or its replacement), 7:00-9:00am local time, Monday-Friday; and  (ii) to provide clearance of at least two (2) hours per weekday of the overnight service  UP TO THE MINUTE (or its replacement).

CBS agrees that Station will continue clearance of FACE THE NATION (or its replacement) on a delay basis as set forth in Schedule A.  Station will make commercially reasonably efforts to provide live clearance of FACE THE NATION (or its replacement), currently 10:30-11:00am local time Sunday, upon cancellation or schedule change of Station’s current programming airing 10:30-11:00am local time Sunday.

Broadcaster agrees to limit one-time-only primetime preemptions to no more than 15 hours per calendar year allocated proportionally in partial years (“the Primetime Preemption Cap”).  Any Primetime preemption beyond 15 hours annually shall be considered a breach of the Affiliation Agreement unless such preemptions are made pursuant to Section 73.658(e) of the FCC’s rules.

Similarly, Broadcaster agrees to limit one-time-only preemptions of Weekend Sports programming to no more than 15 hours per calendar year allocated proportionately in partial years (“the Weekend Sports Cap”).  Any Weekend Sports preemption beyond 15 hours annually shall be considered a breach of the Affiliation Agreement unless such preemptions are made pursuant to Section 73.658(e) of the FCC’s rules.

Station will promptly notify CBS of any preemption and payment of any Preemption Fee will be made within sixty (60) days of the written notification from CBS of the amount due.

It is understood that Station’s obligations pursuant the above provisions shall be subject to Station’s rights under Section 73.658 (e) of the FCC’s rules and Paragraph 5 (a) of the Agreement, and that Station’s exercise of such rights shall in no event be deemed a breach of the obligations set forth in the above paragraph and shall not count against the Primetime Preemption Cap or the Weekend Sports Cap as set forth above; provided, however, that nothing in the foregoing will be construed to permit Station to preempt a program, regardless of the reason for the preemption, in its live or agreed time period, and then broadcast such program in a different time period, without the express written consent of CBS.  Station agrees  to makegood in a mutually agreed upon time period all primetime preemptions made for reasons other than the Right to Reject Rule as defined in Section  73.658(e) of the FCC rules.

5.               This Letter Agreement and the terms herein shall become effective July 1, 2005  and Paragraph 3(a) of the Agreement shall be deleted and replaced by the  following new Paragraph 3(a):

“3.   Term and Termination.

(a)   Term.

The term of this Agreement shall be the period commencing on July 1, 2005 and expiring on June 30, 2015.  Notwithstanding any provision of any offer or acceptance under Paragraph 1 hereof, upon the expiration or any termination of the term of this Agreement, Broadcaster shall have no right whatsoever to broadcast over Affiliated Station any Network Program.”

6.               Station agrees to participate in CBS’ Coop and Promo Swap Programs as requested by CBS provided the elements of such Programs remain similar to the current Programs.

7.               Station agrees to abide by the standard CBS Service Mark requirements specifying  acceptable ways Station may utilize the CBS Eye Service Mark in on-air and print advertising.

8.               The Affiliated Station’s Annual Net Compensation as specified in Paragraphs 2(a) through 2(c) of the Agreement will be revised to the amount shown below on the indicated Effective Date:

Effective	Annual Net
Date	Compensation

July 1, 2005 – June 30, 2006	$660,000
July 1, 2006 – June 30, 2007	$330,000
July 1, 2007 – June 30, 2015	$0

The foregoing represents CBS’s total financial contribution to Station during this Term and supercedes all previous agreements with respect thereto, including, but not limited to, all compensation, promotion and capital contributions. It is acknowledged by the parties, however, that CBS and Station may elect to enter into future agreements regarding monetary contributions for promotional and other commitments.  Payments of Annual Net Compensation shall be paid in twelve (12) equal installments and shall be due and payable monthly, in arrears, within 20 days from the end of each calendar month during the applicable period for which Annual Net Compensation is due.  All references in the Agreement to Network Rate shall be deleted.

9.               In order to implement new terms pertaining to the assignment of the Agreement to a new owner in the event the Station is sold, you and we agree that Paragraph 3(b) of the Agreement is hereby deleted and replaced by the following new Paragraph 3(b):

“3.                                 Term and Termination.

(b)                                 Termination on Transfer of License or Interest in Broadcaster.

Broadcaster shall notify CBS forthwith if any application is made to the Federal Communications Commission relating to a transfer either of any interest in Broadcaster or of Broadcaster’s license for Station.  In the event that that proposed transferee is (i) an entity which owns, controls or has five (5) percent or greater equity interest in either the ABC Television Network, the Fox Television Network, the NBC Television Network or the WB Television Network, or any successor of those networks (a “Competing Network”) or (ii) is an entity in which any owner, parent, subsidiary or affiliated entity of a Competing Network has a five (5) percent or greater equity interest, then CBS shall have the right to terminate this Agreement effective as of the effective date of any such transfer by giving Broadcaster notice thereof, within thirty (30) days after the date on which Broadcaster gives CBS notice of such application.  If the preceding sentence does not apply (in which case CBS shall have no termination right), or if CBS does not timely terminate this Agreement in accordance with the preceding sentence, Broadcaster shall, prior to the effective date of any such transfer of any interest in Broadcaster or of Broadcaster’s license for Station, and as a condition precedent to such transfer, procure and deliver to CBS, in form reasonably satisfactory to CBS, the agreement of the proposed transferee that, upon consummation of the transfer, the transferee will unconditionally assume and perform all obligations of Broadcaster under this Agreement.  Upon delivery of such agreement to CBS, the provisions of this Agreement applicable to Broadcaster shall, effective upon the date of such transfer, be applicable to such transferee, and Broadcaster shall have no further obligation under this Agreement.”

10.         In order to reflect that television markets now generally are defined with reference to Nielsen DMAs rather than with reference to Arbitron ADIs, you and we agree that in Subparagraph 9(a) of the Agreement the language “the Area of Dominant Influence (ADI), as determined by Arbitron and published in the then-current edition of its Television ADI Market Guide,” shall be stricken and replaced with the following: “the Designated Market Area (DMA), as most recently determined by the A.C. Nielsen Company,”.

11.         In order to permit notices pursuant to the Agreement to be made by facsimile delivery, you and we agree that the word “facsimile” shall be inserted between “personal delivery,” and “mail” in the first sentence of Subparagraph 11(d) of the Agreement, so that the beginning of the subparagraph will read as follows:

“11(d) Unless specified otherwise, all notices given hereunder shall be given in writing by personal delivery, facsimile, mail,”

12.         The terms of this Letter and Affiliation Agreement, and discussions related thereto, will not be disclosed to anyone who is not either employed by the Station or the corporate ownership of the Station or its affiliates, representatives, or advisors (provided such parties agree to the confidentiality requirements herein); it being understood, however, that adherence to FCC filing and disclosure requirements or otherwise as may be required by law or the rules of any exchange or market on which the securities of Broadcaster or its affiliates are listed, will not constitute a violation of this provision.  Any press release regarding the terms of this negotiation or Agreement, shall be made jointly by the parties.

13.         Paragraph 7 of the Agreement is hereby amended by adding the following at the end of the paragraph: “With respect to each musical composition contained in the Network Programs, CBS  warrants and represents that the performing rights in and to such musical compositions are: (i) available for license through American Society of Composers, Authors and Publishers (ASCAP), Broadcast Music, Inc. (BMI), or SESAC, Inc.; or (ii) in the public domain; or (iii) controlled by CBS (or the licensor of such Network Program) to the extent necessary to permit the broadcasts hereunder. CBS further warrants that it (or the licensor of such Network Program) has obtained appropriate synchronization rights from the publisher or other entity whom owns, controls, or has the right to license such rights.

Further, it is hereby ratified and reaffirmed that the: (i) terms of the September 23, 1998 and October 22, 2001 Letter Agreements between you and us which established, among other things, Station’s NFL Contribution and placed various program exclusivity requirements on the Network plus any increase or renewals agreed to by the CBS Affiliate Board shall remain in full force and effect per the terms of that Letter Agreement; (ii) Station’s participation in the NCAA Exchange Value Program which established among other things Station’s NCAA Contribution and minimum local Inventory requirements will continue as set forth in the December 2, 2003 Letter Agreement; and (iii) Station’s participation in CBS Newspath shall continue throughout the Term at the current rate of $189,057, plus 6% an annual increase effective on  October 1, 2006, and, thereafter, by such annual increases agreed to by the CBS Affiliate Board, and Station agrees to the existing terms and conditions implemented by CBS Newspath with respect to such services.  It is understood by the parties that Station shall not be obligated to participate in Network News Services (“NNS”) during the Term of this agreement; however, in the event Station elects to participate, Station shall receive NNS at no charge.

Following expiration of the NCAA Agreement, if CBS reduces Station’s minimum  inventory units guaranteed in the NCAA Agreement to a not comparable level, the Station shall have the right to offset the loss by comparable adjustment in the clearance of the Network Program(s).  Furthermore, with respect to local inventory levels in day-parts not guaranteed in the NCAA Agreement and excluding those provided in paragraph 11 of the current NFL Agreement for non-prime time day-parts, if CBS reduces Station’s current local inventory units to a not comparable level, the Station shall also have the right to offset the loss by comparable adjustment in the clearance of the Network Program(s).  In either event, the parties agree to renegotiate the clearance obligations in good faith.

As herein amended, all terms and conditions of the Agreement are ratified and confirmed.  All individual reference herein to Station or Broadcaster shall apply to both collectively.

Four originals of this Letter Agreement are enclosed.  Please indicate your approval by signing each original in the space provided below and return all originals to me for counter-execution.  We will return two fully executed originals to you.

Accepted and agreed:

Hearst-Argyle Properties, Inc.		CBS AFFILIATE RELATIONS
A Unit of CBS Broadcasting, Inc.

By:	/s/ Terry Mackin	By:	/s/ Peter K. Schruth
	Terry Mackin, Executive Vice President		Peter K. Schruth, President

Best regards,

cc: P. Schruth, D. Comisar, S. Costanzo, P. Farr

Schedule A WLKY - Louisville

Clearance of CBS Programming on WLKY (all times local):

Monday-Friday
CBS Morning News	4:30-5:00am
The Early Show	7:00-9:00am (Co-op format)
Price Is Right	11:00am-12:00pm
Bold & Beautiful	1:30-2:00pm
As The World Turns	2:00-3:00pm
Guiding Light	3:00-4:00pm
Young & Restless	4:00-5:00pm (Same day delay from 12:30pm)
CBS Evening News	6:30-7:00pm
Prime Time	8:00-11:00pm
Late Show	11:35pm-12:37pm
Late Late Show	12:37am-1:37am
Up To The Minute	Minimum two-hour clearance

Saturday

Sat. Early Show

8:00-10:00am

Kids Programming	10:00am-12:00pm
Sat. Evening News	6:30-7:00pm
Prime Time	8:00-11:00pm

Sunday

CBS Sun. Morning	9:00-10:30am
Kids Programming	11:00am-12:00pm
Face The Nation	12:30-1:00pm – 2nd & 3rd Qtr. (Same day delay from 10:30am)
12:00-12:30am – 1st & 4th Qtr. (Same day delay from 10:30am)
Sun. Evening News	6:00-6:30pm
Prime Time	7:00-11:00pm